Exhibit 10.1

Bendon Limited

8 Airpark Drive, Airport Oaks

Auckland 2022, New Zealand

February 9, 2017

Naked Brand Group Inc.

95 Madison Avenue, 10th Floor

New York, NY 10016

Re:       Amendment No. 1 to Letter of Intent, Dated December 19, 2016

Gentlemen:

Bendon Limited (“Bendon”) and Naked Brand Group Inc. (“Naked”) hereby agree to amend, as set forth below, the Letter of Intent (“Letter of Intent”), dated December 19, 2016, between the parties hereto. Capitalized terms used herein that are not otherwise defined will have the same meaning as they were given in the Letter of Intent.

1.       The first paragraph of Section 1 shall be replaced in its entirety with the following:

“1. Bendon and Naked will negotiate in good faith a definitive merger agreement (the “Agreement”) pursuant to which, on the closing date of the transaction contemplated by the Agreement (“Closing Date”), (i) a wholly-owned subsidiary of Naked (“Merger Sub”) would merge with and into Bendon (the “Merger”) and (ii) as consideration in the Merger, assuming Naked has 6,268,731 shares outstanding common shares outstanding (which includes the conversion of $224,000 of Notes currently outstanding into 215,385 of common shares), as adjusted for any shares issued in connection with any capital transactions which are approved by Bendon (each, a “Subsequent Capital Raise”), Naked would issue to the holders of ordinary shares of Bendon (the “Bendon Shares”) an aggregate of 118,812,163 shares of common stock of Naked (the “Naked Shares”). The Merger will be structured to be accomplished without taxation to the holders of Bendon Shares to the extent possible. Shares issued to Bendon will be subject to adjustment based on Naked having Net Assets (as defined below) of $1.395 million, as adjusted for each Subsequent Capital Raise as mutually agreed to by Naked and Bendon (the “Net Asset Amount”) (provided that if equity or options are issued to cancel all or any portion of the Hochman Obligation (as defined below), the Net Asset Amount shall increase by that same amount) and Bendon having Net Debt (as defined below) of $52.4 million as of the Closing (the “Net Debt Amount”) as follows:”

2.       The fourth sentence of Section 1(a) shall be replaced in its entirety with the following:

“As soon as possible after the execution of this letter but in no event later than the February 22, 2017, Naked and Bendon will mutually agree to an operating budget (the “Budget”) for the period from the date of the Pre-merger Financing until the Closing Date.”

3.       Section 6 shall be replaced in its entirety with the following:

“6. Promptly after signing the Agreement, but in any case no later than 75 calendar days, Naked shall file the preliminary proxy statement to solicit the vote of the stockholders of Naked on the approval of the issuance of the Naked Shares in the Merger, the Name Change, the Capitalization Amendment and on such other matters as may be required by applicable law or regulation or mutually agreed upon by Naked and Bendon (the “Required Stockholder Approval”). Management of Naked will agree that they and their respective affiliates (collectively, the “Naked Management Group”) will vote the shares of common stock of Naked currently controlled by them (which represents approximately 15.1% of the issued and outstanding shares of Naked, which percentage shall be adjusted upon the completion of any Subsequent Capital Raise) in favor of the foregoing items. At the time of the Pre-merger Financing (defined below), the Naked Management Group shall obtain voting agreements from holders of an additional 13.3% of the issued and outstanding shares of Naked) to vote in favor of the foregoing items. Between the time of the Pre-merger Financing to the execution of the Agreement, the Naked Management Group shall obtain voting agreements from holders of an additional 1% of the issued and outstanding shares of Naked, which percentage shall be adjusted upon the completion of any Subsequent Capital Raise, to vote in favor of the foregoing items. Notwithstanding the foregoing, at no time shall the requirement in the immediately preceding sentence require Naked to solicit voting agreements from more than a total number of ten persons. Each holder executing a voting agreement shall also agree to refrain from selling Naked Shares until the completion of the Merger. The Naked Management Group agrees to use its commercially reasonable efforts to obtain the additional votes for the Required Stockholder Approval (which may be completed through the foregoing voting agreements or other similar arrangements). Bendon and its management will agree that they and their respective affiliates will vote the shares of common stock of Naked controlled by them in favor of the foregoing items.”

4.       Section 17 shall be replaced in its entirety with the following:

“17. This letter will automatically terminate and be of no further force and effect except for any provision that survives pursuant to the Agreement upon the earlier to occur of (a) the execution of the Agreement by Bendon, Naked and Merger Sub, (b) the mutual agreement of Bendon and Naked, (c) a material adverse change in the economic terms of this letter which change(s) is not the result of actions taken by the party which is acting to terminate this letter, and (d) a highly significant departure by Bendon from its business as conducted as of the date of this letter. Notwithstanding the foregoing, if the definitive agreement is not consummated by March 10, 2017 or the Closing Date does not occur within six months thereafter (each, a “Merger Milestone”), then in either case, Naked shall issue Bendon an aggregate of 2,500,000 shares of Naked common stock (as adjusted for stock splits, dividends or additional issuances after the date hereof); provided, however, that Naked shall not be required to issue Bendon such shares if Bendon’s action(s) or lack thereof has been the principal cause of or resulted in the failure of the parties to achieve a Merger Milestone. Additionally, if Naked’s common stock is delisted from trading on The Nasdaq Capital Market prior to the execution of the Agreement, this letter shall terminate and Naked shall issue Bendon an aggregate of 2,500,000 shares of Naked common stock (as adjusted for stock splits, dividends or additional issuances after the date hereof). Any shares of Naked common stock issued to Bendon as a result of termination of this letter will either be registered under a registration statement with the SEC or Naked will grant Bendon demand registration rights with respect to such shares such that Bendon can require Naked to register the resale of such shares on an appropriate registration statement at any time for up to five years from the letter’s termination.”

With the exception of the aforementioned changes, the Letter of Intent remains in full force and effect.

If the foregoing correctly sets forth our agreement, please so confirm by signing in the space indicated below.

Very truly yours,

BENDON LIMITED

By:	/s/ Justin Davis-Rice
Name:	Justin Davis-Rice
Title:	Chairman

Accepted and confirmed:

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman
Name:	Carole Hochman
Title:	Chief Financial Officer